Exhibit 10.2

Fourth Amendment and Addendum to Uranium Loan Agreement

This Fourth Amendment and Addendum to Uranium Loan Agreement (this “Amendment”) is dated as of July 3, 2025 (the “4th Amendment Date”), by and between enCore Energy US Corp. (the “Borrower”) and Boss Energy Limited (the “Lender”, and together with the Borrower, the “Parties”).

WHEREAS, the Borrower and the Lender executed that certain Uranium Loan Agreement dated as of December 5, 2023 (as amended, the “Loan Agreement”);

WHEREAS, as of the date hereof, the Parties agree and acknowledge that the amount of Loan Material Outstandings is equal to 100,000 pounds, with a cash value of $10,353,967 (at $100.54/pound, plus interest); and

WHEREAS, the Borrower and the Lender now desire to amend the Loan Agreement as set forth herein to, among others, extend the Repayment Date and provide additional cash financing to enable the Borrower to meet its capital contribution obligations in respect of JV Alta Mesa LLC, the joint venture company of which the Borrower and the Lender are the members.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

2.	Clause 1.1 of the Loan Agreement (Definitions) is hereby amended to add the following defined terms:

4th Amendment Commitment Period means the period commencing on the 4th Amendment Date and ending on the date that is thirty (30) days prior to the Repayment Date.

4th Amendment Date means June 27, 2025.

4th Amendment Parent Guarantee means a payment and performance guarantee to be provided by enCore Parent to the Lender, substantially in the form attached hereto as Exhibit A.

Cash Drawdown means the provision of cash loans by the Lender at the request of the Borrower under this Agreement, including, where the context requires, the amount of such funds.

Cash Drawdown Conditions Precedent means:

(a)

The Loan Agreement, the Pledge Agreement, the Note, the 4th Amendment Parent Guarantee and any amendments required by the Lender in connection therewith, shall have been executed and delivered by the parties thereto and shall be in full force and effect.

(b)	The Security Interests granted to the Lender pursuant to the Pledge Agreement shall continue to be fully perfected, first lien Security Interests.

(c)	No Event of Default or Potential Event of Default shall have occurred and be ongoing.

(d)	All representations and warranties of the Borrower shall be true and correct in all material respects.

(e)	All Security Interests granted by or encumbering the assets of any member of the enCore Group, other than Permitted Security Interests, shall have been released.

Cash Drawdown Date means the date of a Cash Drawdown, which must be not less than ten (10) Business Days after the date of the relevant Cash Drawdown Request.

Cash Drawdown Request means the written request by the Borrower requesting a Cash Drawdown pursuant to this Agreement, signed by an Authorized Officer of the Borrower, specifying the amount of the desired Cash Drawdown and the Cash Drawdown Date.

Cash Facility means the funds to be provided by the Lender to the Borrower in accordance with this Agreement.

Cash Facility Limit means $3,646,033.

Cash Outstandings means, at any time, the outstanding amount of Cash Drawdowns made available by the Lender to the Borrower under this Agreement.

Change of Control means that any person, other than the Lender or its affiliates, directly or indirectly becomes entitled to hold, or does hold, 50% or more of the shares of enCore Parent.

enCore Group means, collectively, enCore Parent and each of its subsidiaries. For the avoidance of doubt, Verdera Energy Corp. is not a subsidiary included in “enCore Group” notwithstanding that enCore Parent may be required to consolidate it in accordance with applicable accounting standards.

JV Agreement means the amended and restated limited liability company agreement of Newco between the Borrower and Boss Energy (US) LLC dated February 26, 2024 (as amended).

Note means a secured promissory note in a maximum principal amount of $14,000,000 to be granted by the Borrower to the Lender, in form and substance acceptable to the Lender.

Pledge Agreement means that certain Pledge Agreement dated as of February 26, 2024, by and between the Borrower, as pledgor and the Lender, as secured party, as amended by that certain Amendment to Pledge Agreement dated as of the 4th Amendment Date.

3.	Clause 1.1 of the Loan Agreement (Definitions) is hereby amended as follows:

a.	The definition of “Finance Documents” is hereby deleted in its entirety and replaced with the following:

Finance Documents means, collectively, this Agreement, the Note, the 4th Amendment Parent Guarantee and the Pledge Agreement.

b.	The definition of “Interest Period” is hereby deleted in its entirety and shall be of no further force or effect.

c.	The definition of “Interest Payment Date” is hereby deleted in its entirety and replaced with the following:

Interest Payment Date means the first day of each calendar month until the Repayment Date.

d.	Subclause (b) of the definition of “Material Adverse Effect” is hereby deleted in its entirety and replaced with the following:

(b) the financial condition or business of the Borrower, any Material Subsidiary or the enCore Group as a whole, including but not limited to (i) any decrease of the mineral resources of the enCore Group by 20% or more from the position publicly disclosed by enCore Parent immediately prior to the 4th Amendment Date; (ii) diminishment by 20% or more of the value of the consolidated net assets of the enCore Group, as detailed in the consolidated statement of financial position for the quarter ended June 30, 2024; and (iii) the termination or loss of, or reduction in a material part of the enCore Group’s interest in, any of its mining or mineral processing assets; or

e.	The definition of “Material Subsidiaries” is hereby deleted in its entirely and replaced with the following:

Material Subsidiaries means the following entities:

(a) the Alta Mesa Project Companies;

(b) the Rosita Project Company;

(c) enCore Energy US Holdco, LLC and its subsidiaries; and

(d) Azarga Uranium Corp. and its direct and indirect subsidiaries.

f.	The definition of “Newco” is hereby deleted in its entirety and replaced with the following:

Newco means JV Alta Mesa LLC, a Delaware limited liability company.

g.	Subclause (a) of the definition of “Outstandings” is hereby deleted in its entirety and replaced with the following:

(a) the Loan Material Outstandings and the Cash Outstandings;

h.	The definition of “Permitted Indebtedness” is hereby deleted in its entirety and replaced with the following:

Permitted Indebtedness means Indebtedness of any member of the enCore Group:

(a) which is secured by a Permitted Security Interest;

(b) unsecured Indebtedness incurred for the purpose of funding working capital or otherwise in the ordinary course of business and consistent with past practice and in no event exceeding $250,000 in the aggregate with respect to the Material Subsidiaries;

(c) unsecured Indebtedness for any purpose not exceeding $10,000,000 in the aggregate with respect to the enCore Group as a whole;

(d) incurred by any subsidiary of the Borrower that is not a Material Subsidiary, provided that such Indebtedness is non-recourse to the Borrower, enCore Parent or any Material Subsidiary; or

(e) created with the Lender’s prior written consent.

i.	The definition of “Permitted Security Interest” is hereby deleted in its entirety and replaced with the following:

Permitted Security Interest means, with respect to the enCore Group:

(a) Security Interests granted under or pursuant to a Finance Document; or

(b) any Security Interest approved by the Lender in writing.

4.	Clause 2 of the Loan Agreement (Facility Availability and Cancellation) is hereby amended by adding the following after subclause (b):

(c) Subject to the terms and conditions of this Agreement, from and after the 4th Amendment Date, the Lender agrees to make the Cash Facility available to the Borrower for utilization during the 4th Amendment Commitment Period in an aggregate amount not exceeding the Cash Facility Limit.

(d) The Lender may, in its sole discretion, cancel the Cash Facility if the Cash Facility is not utilized within the 4th Amendment Commitment Period.

(e) As of the 4th Amendment Date, the parties agree and acknowledge that the Facility was fully drawn and no further Utilizations are available.

5.	Clause 3 of the Loan Agreement (Approved Purpose) is hereby amended by adding the following after subclause (b):

(c) The Cash Facility may only be used to fund the Borrower’s capital contributions obligations to Newco in accordance with the “Approved Budget” (as such term is defined in the JV Agreement).

6.	Clause 4 of the Loan Agreement (Utilization) is hereby amended by adding the following after subclause (d):

(e) The Borrower may utilize the Cash Facility by delivery to the Lender of a duly completed and irrevocable Cash Drawdown Request in an amount of at least $50,000. Provided the Cash Drawdown Conditions Precedent have been satisfied or waived in accordance with clause 5, the Lender may elect, in its sole discretion, to wire transfer the applicable Cash Drawdown to an account designated by the Borrower in the Cash Drawdown Request.

7.	Clause 5.1 of the Loan Agreement (Conditions precedent to Utilization) is hereby deleted in its entirety and replaced with the following:

5.1 Conditions precedent to Utilization or Cash Drawdown

The Lender is not obliged to provide a Utilization or a Cash Drawdown, as applicable, unless and until it has received and is satisfied in its sole discretion in respect of, or has otherwise waived, each of the Initial Conditions Precedent (in respect of a Utilization) or the Cash Drawdown Conditions Precedent (in respect of a Cash Drawdown).

8.	Clause 6 of the Loan Agreement (Interest) is hereby amended as follows:

a.	Clause 6.1 (Interest) is hereby deleted in its entirety and replaced with the following:

6.1 Interest

(a) From and after the 4th Amendment Date, interest shall accrue on the sum of (i) the amount of the Loan Material Outstandings on an as-converted to cash basis, which the Parties acknowledge and agree is $10,355,620, and (ii) the amount of the Cash Outstandings, and shall be payable in cash on each Interest Payment Date. Interest shall be calculated by applying the Interest Rate to the daily balance of the Outstandings for the actual number of days elapsed on the basis of a year of 365 days.

(b) On each Interest Payment Date, from August 1, 2025 through and until the Repayment Date, the Borrower shall pay to the Lender an amount equal to the average undrawn Cash Facility amount during the preceding month multiplied by 2.0% per annum.

b.	Clause 6.3 (Interest Payments) is hereby deleted in its entirety and shall be of no further force or effect.

9.	Clause 7 of the Loan Agreement (Repayment) is hereby deleted in its entirety and replaced with the following:

7 Repayment

(a) The Borrower must repay all Outstandings in cash on the Repayment Date by wire transfer in accordance with clause 10; provided that if the Borrower or enCore Parent conducts any new debt or equity financing through one or a series of transactions resulting in proceeds to the enCore Group of at least $23,500,000 in the aggregate, the entire amount of all Outstandings shall become due and payable within five (5) days of the closing of such debt or equity financing transaction.

(b) No amount of Loan Material or Cash Drawdowns redelivered or repaid in cash, as applicable, as repayment under any provision of this Agreement may be redrawn or re-utilized as a Utilization, as applicable.

10.	Clause 8 of the Loan Agreement (Extension option) is hereby deleted in its entirety and replaced with the following: [Intentionally omitted.].

11.	Subclause 9(d) of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

(d) As additional consideration for Lender’s advances of funds pursuant to the Cash Facility, enCore Parent shall execute and deliver the 4th Amendment Parent Guarantee, effective as of the 4th Amendment Date.

12.	Clause 12 of the Loan Agreement (Covenants) is hereby amended as follows:

a.	Clause 12.1 (Affirmative Covenants) is hereby amended by adding the following after subclause (g):

(h) conduct, and cause each member of the enCore Group to conduct, the business of the enCore Group in a proper and efficient manner, maintaining their current business as the core business and not substantially varying such core business; and

(i) maintain, and cause each member of the enCore Group to maintain, its ownership interest in all material assets.

b.	Clause 12.2 (Negative Covenants) is hereby deleted in its entirety and replaced with the following:

11.2 Negative Covenants

Borrower must not, without the prior written consent of the Lender:

(a) incur, or allow any member of the enCore Group to incur any Indebtedness other than Permitted Indebtedness;

(b) create or permit to exist any Security Interest over the membership interests of any member of the enCore Group or any of their assets, other than a Permitted Security Interest;

(c) dispose of or transfer its equity interest in any member of the enCore Group or dissolve, liquidate or wind up its or their affairs, sell, transfer, lease to a third party or otherwise dispose of substantially all of the property or assets of itself or any member of the enCore Group; or take any action to enter into any such amalgamation, consolidation, demerger, merger, corporate restructuring, conveyance, transfer or lease of all or substantially all of the assets of itself or any member of the enCore Group; or

(d) substantially change the general nature of its business from that carried on at the date of this Agreement or amend, modify or change its certificate of formation, certificate of incorporation (or corporate charter or other similar organizational document), operating agreement, or bylaws (or other similar document) of the Borrower or any member of the enCore Group in any material respect without the prior written consent of the Lender.

13.	Clause 13 of the Loan Agreement (Events of Default) is hereby amended as follows:

a.	Subclause (a) of clause 13.1 (Events of Default) is hereby deleted in its entirety and replaced with the following:

(a) the Borrower does not:

(i) deliver the Loan Material to the Lender when due in accordance with this Agreement; or

(ii) pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(A) its failure to pay is caused by administrative or technical error and payment is made within twenty-one (21) days of the due date; or

(B) in all other circumstances (other than those contemplated in sub-paragraph (A) above), payment is made within five (5) Business Days of the due date;

b.	Clause 13.1 (Events of Default) is hereby amended by adding the following after subclause (j):

(k) enCore Parent is suspended from trading or de-listed from any applicable stock exchange, which is not remedied within:

(i) twenty-one (21) days of such suspension; or

(ii) five (5) Business Days of such delisting;

(l) any member of the enCore Group conducts a material disposition of its assets (including any equity interests held in any subsidiary of such member);

(m) a Change of Control occurs; or

(n) an event occurs which has a Material Adverse Effect.

c.	Subclause (a) of clause 13.2 (Consequences of an Event of Default) is hereby amended by adding the following after subclause (v):

(vi) deliver notice to the Borrower that it intends to convert the Outstandings to membership interests in Newco, following which, notwithstanding any provision in the JV Agreement, the Borrower shall immediately transfer to Lender or its designee 21% of the membership interests in Newco and execute and deliver any instruments, certificates, resolutions and the like, as required to vest Lender with 51% ownership of Newco and to appoint the Lender or such designee as the manager of Newco. In furtherance of the foregoing, the Borrower hereby appoints the Lender as its attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time during the continuance of an Event of Default in the Lender’s discretion to take any action and to execute any instrument which the Lender may deem necessary to accomplish the purposes of this subclause (vi), including, without limitation, to execute and deliver in the name of the Borrower such instruments, certificates, resolutions and the like. Such appointment, being coupled with an interest, shall be irrevocable. The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

d.	Subclause (b) of clause 13.2 (Consequences of an Event of Default) is hereby deleted in its entirety and shall be of no further force or effect.

14.	Clause 16.9 of the Loan Agreement (Remedies) is hereby amended by adding the following after the first sentence:

Notwithstanding the foregoing, or any provision of this Agreement to the contrary, to the greatest extent possible under applicable law, the Borrower hereby waives any and all procedural and substantive requirements related to the enforcement of the Lender’s rights under this Agreement, including with respect to the remedies provided in clause 13.2.

15.	Clause 16.10 of the Loan Agreement (Governing law and jurisdiction) is hereby amended as follows:

a.	In subclause (a), the reference to “Texas, United States of America” is replaced by “Delaware”.

b.	In subclause (b), the first sentence is deleted in its entirety and replaced with the following:

Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware chancery court (or if such court determines it does not have jurisdiction, in the federal or state courts in New Castle County, Delaware) and appropriate appellate courts therefrom for the resolution of any dispute, controversy, or claim arising out of or in relation to this Agreement and the other Finance Documents, and hereby irrevocably agrees that all claims in respect of any dispute, controversy or claim arising out of or relating to this Agreement, the other Finance Documents or any document delivered in connection herewith or therewith may be heard and determined in such courts.

c.	By adding the following after subclause (c):

(d) to the fullest extent permitted by applicable law each party hereby waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Agreement, the other Finance Documents, or under any amendment, waiver, amendment, instrument, document or other agreement delivered or which in the future may be delivered in connection herewith or therewith, or arising from any relationship existing in connection with this Agreement and the other Finance Documents, and agrees that any such action, proceeding or counterclaim shall be tried before a court and not before a jury.

16.	Item 5 of Schedule 1 of the Loan Agreement (Interest Rate) is hereby deleted in its entirety and replaced with the following: 10.0% per annum.

17.	Item 6 of Schedule 1 of the Loan Agreement (Default Interest Rate) is hereby deleted in its entirety and replaced with the following: 12.0% per annum.

18.	Item 7 of Schedule 1 of the Loan Agreement (Repayment Date) is hereby deleted in its entirety and replaced with the following: “December 27, 2025”.

19.

Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender that the representations and warranties of the Borrower which are contained in clause 11 of the Loan Agreement are true and correct on the date hereof, as if made on the date hereof.

20.

Confirmation of Security. The Borrower hereby confirms and agrees that the Security Interests and other obligations expressed to be created under or pursuant to the Pledge Agreement shall be binding upon it and its collateral (as described in such Pledge Agreement), shall be unaffected by and shall continue in full force and effect notwithstanding the amendments to the Loan Agreement as constituted hereby and the execution and delivery and effectiveness of this Amendment shall not in any manner whatsoever reduce, release, discharge, impair or otherwise prejudice or change the rights of the Lender arising under, by reason of or otherwise in respect of such Security Interests and other obligations constituted by such Pledge Agreement. For the avoidance of doubt, the Borrower hereby confirms that the Pledge Agreement secures its Secured Obligations (as defined therein) and that such Pledge Agreement and each other Finance Document continues in full force and effect.

21.

No Event of Default or Potential Event of Default. After giving effect to the amendments set out herein, the Borrower represents and warrants to and in favor of the Lender that no Event of Default or Potential Event of Default has occurred and is continuing as at the 4th Amendment Date and no Event of Default or Potential Event of Default would arise immediately thereafter as a result of the matters contemplated herein.

22.

Except as expressly set forth in this Amendment, nothing herein shall, nor shall it be interpreted to, amend, modify or waive any provision of the Loan Agreement and, as amended by this Amendment, the Loan Agreement is hereby ratified and shall continue in full force and effect in accordance with its terms. On and after the date of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Loan Agreement, and each reference in any related document to the “Loan Agreement”, “thereunder”, “thereof”, or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby. The Loan Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Amendment constitutes a Finance Document under, and as defined in, the Loan Agreement.

23.	Clauses 16.1 through 16.8, 16.9 (as amended hereby), 16.10 (as amended hereby) and 16.11 through 16.13 of the Loan Agreement shall apply to this Amendment, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Amendment effective as of the 4th Amendment Date.

enCore Energy Corp.

By:	/s/ Robert Willette
Name: Robert Willette
Title: Acting CEO and Director

Boss Energy Limited
(ABN 38 116 834 336)

By:	/s/ Duncan Craib
Name: Duncan Craib
Title: Managing Director and CEO

By:	/s/ Derek Hall
Name: Derek Hall
Title: Company Secretary

[Fourth Amendment and Addendum to Uranium Loan Agreement – Signature Page]